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                                                                    EXHIBIT 99.1

[LOGO OF TERRA INDUSTRIES]                                 Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For Immediate Release                                   Contact:  Mark Rosenbury
                                                                  (712) 279-8756
                                                  mrosenbury@terraindustries.com

                TERRA INDUSTRIES AMENDS CREDIT FACILITY COVENANTS

Sioux City, Iowa (June 27, 2002) - Terra Industries Inc. (NYSE symbol: TRA) reported today that it has amended its bank credit facility maturing on June 30, 2005.

The credit facility amendment removes the required minimum level of earnings before interest, income taxes, depreciation, amortization and other non-cash items (EBITDA) as long as Terra's borrowing availability under the facility is $60 million or more. Borrowing availability equals cash and a portion of accounts receivable and inventories, less outstanding letters of credits and borrowings under the facility. Terra expects its borrowing availability at June 30, 2002, to approximate $95 million.

If Terra's borrowing availability falls below $60 million, it is required to have achieved minimum EBITDA of $60 million during the most recent four quarters.

Michael L. Bennett, Terra's President and CEO, commented, "This amendment better recognizes Terra's long-term financial position and provides us more operating flexibility."

"Continued brisk demand for our products has allowed us to operate our plants at about normal rates this year. While we are concerned about current North American natural gas prices, the overall environment for Terra is much improved from a year ago, in that U.S. nitrogen producer inventories are considerably lower than they were and the new farm bill encourages corn production and supports farmers' incomes."

Terra Industries Inc., with 2001 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

Information contained in this release, other than historical information, may be considered forward-looking. Forward-looking information reflects Management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in agricultural regulations, and other risks detailed in the "Factors That Affect Operating Results" section of Terra's current annual report.

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Note: Terra Industries' news announcements are also available on its web site,
      www.terraindustries.com, and by fax at no charge by calling 800-758-5804, code 437906.